April 14, 2006

EDEN ENERGY CORP.
Donald A. Sharpe, CEO
200 Burrard Street, Suite 1925
Vancouver, B.C. Canada V6C 3L6

Dear Don:

In light of the current suspension of the Big Sand Spring Valley Prospect and the joint venture relationship between Eden Energy Corp. and Eternal Energy Corp. with respect to that prospect, this letter will serve to confirm our mutual understanding concerning the agreement between Eden Energy Corp. and Eternal Energy Corp. to pursue the Cherry Creek Prospect (the “Cherry Creek Play”) with Cedar Strat on the same terms and conditions as Eden and Eternal had previously agreed with respect to the Big Sand Spring Valley Prospect. While the terms and conditions of the Cherry Creek Prospect will be subject to the execution of a definitive participation agreement between the parties hereto, the parties hereto agree to proceed in good faith to finalize, execute, and deliver such a definitive agreement and to use their best efforts to finalize the agreement as soon as possible after the date hereof.

If this letter accurately reflects the understanding of Eden Energy Corp., please sign and return the enclosed copy to me.

Sincerely yours,

ETERNAL ENERGY CORP.

By	/s/ Bradley M. Colby
Bradley M. Colby

Agreed and Accepted

EDEN ENERGY CORP.

By	/s/ Donald A. Sharpe
Donald A. Sharpe

Date:	April 17, 2006